Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 7 DATED AUGUST 1, 2013
TO THE PROSPECTUS DATED MARCH 28, 2013
This supplement No. 7 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 7 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the recent share pricing information; and
•the retirement of the mortgage loan payable on 36 Research Park Drive.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 31, 2013, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class E
July 1, 2013	$10.12	$10.13	$10.14
July 2, 2013	$10.12	$10.13	$10.14
July 3, 2013	$10.12	$10.13	$10.14
July 5, 2013	$10.12	$10.13	$10.15
July 8, 2013	$10.12	$10.13	$10.15
July 9, 2013	$10.12	$10.13	$10.15
July 10, 2013	$10.13	$10.14	$10.15
July 11, 2013	$10.14	$10.15	$10.17
July 12, 2013	$10.14	$10.15	$10.17
July 15, 2013	$10.14	$10.15	$10.17
July 16, 2013	$10.14	$10.15	$10.17
July 17, 2013	$10.14	$10.15	$10.17
July 18, 2013	$10.14	$10.15	$10.17
July 19, 2013	$10.14	$10.15	$10.17
July 22, 2013	$10.14	$10.15	$10.17
July 23, 2013	$10.14	$10.16	$10.17
July 24, 2013	$10.17	$10.18	$10.20
July 25, 2013	$10.17	$10.18	$10.20
July 26, 2013	$10.17	$10.18	$10.20
July 29, 2013	$10.17	$10.19	$10.21
July 30, 2013	$10.18	$10.19	$10.21
July 31, 2013	$10.18	$10.19	$10.21
Purchases and repurchases of shares of our Class A and Class M common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each class is (1) posted on our website, www.JLLIPT.com, and (2) made available on our toll-free, automated telephone line, (855) 652-0277.
Our Class E shares are not being sold in connection with this offering.
Mortgage Loan Payable
On July 1, 2013, we retired the $10,650,000 mortgage note payable on 36 Research Park Drive. We negotiated a discounted payoff for the mortgage note in the amount of $9,500,000, using a $7,000,000 draw on our revolving line of credit and cash on hand. The loan had a 5.60% interest rate and its payoff will save in excess of $575,000 in annual interest expense. We now own the property free and clear of mortgage debt. This loan repayment was in keeping with our objectives to deleverage our portfolio and further decreased our Company leverage.